EXHIBIT 99.1

INVESTOR CONTACT: Polly Schwerdt Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner or Jessica Myers Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Ltd. Announces Share Repurchase Program

Cayman Islands /August 4, 2006/PR Newswire — Garmin Ltd. announced today that its board of directors has approved a share repurchase program authorizing the company to purchase up to 1.5 million common shares of Garmin Ltd. (equivalent to 3 million shares after the August 15, 2006 effective date of the company's two-for-one stock split) as market and business conditions warrant.

The purchases may be made from time to time on the open market or in negotiated transactions in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The timing and amounts of any purchases will be determined by the company’s management depending on market conditions and other factors deemed relevant. The share repurchase authorization expires on December 31, 2007.

“This action reflects our confidence in Garmin’s long-term growth potential. Our strong balance sheet and significant cash flow from operations allow us to simultaneously invest in our business, pay an increased dividend and take advantage of opportunities to buy back our shares at attractive levels,” said Kevin Rauckman, chief financial officer of Garmin Ltd.

Through its operating subsidiaries, Garmin Ltd. (Nasdaq: GRMN) designs and manufactures navigation, communication and information devices - most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd. or its subsidiaries.

Notice on forward-looking statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. All statements regarding the company’s future share repurchases are forward-looking statements. Such statements are based on management's current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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